As filed with the Securities and Exchange Commission on February 11, 2005.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

eDiets.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	56-0952883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3801 W. Hillsboro Boulevard

Deerfield Beach, Florida 33442

(954) 360-9022

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

eDiets.com, Inc. Equity Incentive Plan

(Full Title of Plan)

David R. Humble, Chief Executive Officer

eDiets.com, Inc.

3801 W. Hillsboro Boulevard

Deerfield Beach, Florida 33442

(954) 360-9022

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

with copies to:

Leslie J. Croland, Esq.	James A. Epstein, Esq.
Edwards & Angell, LLP	eDiets.com, Inc.
350 East Las Olas Blvd., Suite 1150	3801 W. Hillsboro Boulevard
Fort Lauderdale, Florida 33334-3607	Deerfield Beach, Florida 33442
(954) 667-6129	(954) 360-9022

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $.001 par value per share	1,500,000(2)	$3.99	$5,985,000	$704.43

(1)	These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”). The registration fee has been calculated in accordance with Rule 457(h)(1) based upon the average of the high and low prices of the Registrant’s Common Stock reported on the The Nasdaq SmallCap MarketSM on February 8, 2005.

(2)	Pursuant to Rule 416 under the Securities Act, to the extent additional shares of Registrant’s Common Stock may be issued or issuable as a result of a stock split, stock dividend or other distribution declared at any time by the Registrant while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(not required to be filed as part of this Registration Statement)

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which previously have been filed by eDiets.com, Inc. (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “SEC”), are incorporated herein by reference and made a part hereof:

(1)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

(3)	The Registrant’s Current Reports on Form 8-K filed with the SEC on April 6, 2004, April 14, 2004, April 22, 2004, June 25, 2004, July 19, 2004, July 22, 2004, October 28, 2004 and February 8, 2005; and

(4)	The description of the Registrant’s Common Stock, par value $0.001 per share, contained in the Registrant’s Registration Statement on Form SB-2 filed with the SEC on December 30, 1999, and any amendment or report subsequently filed by the Registrant for the purpose of updating that description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (excluding information furnished in filings made under Items 2.02 or 7.01 of Form 8-K). Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be also incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article XVIII of the Bylaws of the Company provides for indemnification by the Company of all persons whom the Company empowers to indemnify pursuant to Section 145, to the full extent permitted by Section 145.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides for such limitation of liability.

The Company has obtained directors and officers insurance providing indemnification for certain of the Company’s directors, officers and employees for certain liabilities.

The Company is also a party to indemnification agreements with each of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant’s bylaws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Deerfield Beach, state of Florida, on this 11th day of February, 2005.

EDIETS.COM, INC.

By:	/s/ DAVID R. HUMBLE
David R. Humble
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David R. Humble and Robert T. Hamilton, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID R. HUMBLE David R. Humble	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 11, 2005

/s/ ROBERT T. HAMILTON Robert T. Hamilton	Chief Financial Officer (Principal Financial and Accounting Officer)	February 11, 2005

/s/ CIARAN G. MCCOURT Ciaran G. McCourt	Director, President and Chief Operating Officer	February 11, 2005

/s/ ROBERT L. DORETTI Robert L. Doretti	Director	February 11, 2005

Signature	Title	Date

/s/ LEE S. ISGUR Lee S. Isgur	Director	February 11, 2005

/s/ RONALD LUKS Ronald Luks	Director	February 11, 2005

/s/ PEDRO N. ORTEGA-DARDET Pedro N. Ortega-Dardet	Director	February 11, 2005

/s/ ANDREA M. WEISS Andrea M. Weiss	Director	February 11, 2005

EXHIBIT INDEX

4.1	Restated Certificate of Incorporation as filed with the Delaware Secretary of State on November 17, 1999 (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed with the SEC on December 30, 1999).

4.2	Certificate of Amendment to the Certificate of Incorporation as filed with the Delaware Secretary of State on July 27, 2001 (incorporated by reference to Exhibit 3.2 to the Company’s Amendment No. 2 to Registration Statement on Form SB-2 filed with the SEC on August 6, 2001).

4.3	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed with the SEC on December 30, 1999).

4.4	Form of Company’s Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form SB-2 as filed with the SEC on December 30, 1999).

* 5.1	Opinion of Edwards & Angell, LLP regarding legality of securities being registered.

* 23.1	Consent of Ernst & Young LLP.

23.2	Consent of Edwards & Angell, LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature pages of this Registration Statement).

*	Filed herewith.